EXHIBIT 4.2

AMERICAS GOLD AND SILVER CORPORATION

SHARE UNIT PLAN

Amended & Restated Effective May 7, 2025

Americas Gold and Silver Corporation	Share Unit Plan

Table of Contents

1	OBJECTIVES AND DEFINITIONS	1

1.1	Objectives and Definitions	1

2	GRANT OF AWARDS	5

2.1	Grant of Awards	5

2.2	Forfeited RSUs and PSUs	5

3	RESTRICTED SHARE UNITS	5

3.1	Restricted Share Unit Grants and Accounts	5

3.2	Vesting and Forfeiture	5

3.3	Payment of Benefits in Respect of Restricted Share Units	6

4	Performance share units	7

4.1	Performance Share Unit Grants and Accounts	7

4.2	Performance Period	8

4.3	Vesting	8

4.4	Payment of Benefits in Respect of Performance Share Units	8

5	Dividends Paid on Shares	9

5.1	Cash Dividends	9

5.2	Dividends In Kind	9

6	Termination of Employment or Engagement	10

7	Clawback	11

7.1	Clawback	11

8	Common Shares Subject to this Plan	11

8.1	Maximum Number of Common Shares and Limitations	11

9	ADJUSTMENTS AND MERGER AND ACQUISITION TRANSACTIONS	11

9.1	Adjustments	11

10	ADMINISTRATION	12

10.1	Administration	12

10.2	Amendments	13

10.3	Termination	14

10.4	Applicable Withholding Taxes	14

10.5	Currency	15

10.6	Beneficiaries and Claims for Benefits	15

10.7	General	15

Americas Gold and Silver Corporation	Share Unit Plan

AMERICAS GOLD AND SILVER CORPORATION

(the “Company”)

AMENDED & RESTATED SHARE UNIT PLAN

WHEREAS effective January 30, 2015, in connection with the closing of the merger with U.S. Silver & Gold Inc., the Company adopted a Restricted Share Unit Plan which allowed for the settlement of RSUs in accordance with the Plan and Applicable Award Agreements to be made in cash; and

WHEREAS the Board determined that (i) the Plan, in addition to RSUs, should also permit the grants of PSUs, (ii) in each of a case of a grant of a RSU or PSU, the applicable Award should be settled in either cash or Common Shares of the Company and (iii) the Plan should be amended and restated to reflect this and other required amendments.

1.	OBJECTIVES AND DEFINITIONS

NOW THEREFORE:

1.1	Objectives and Definitions

1.1.1	The Plan is intended as an incentive to enable the Company:

(a)

to attract and retain qualified Eligible Persons, particularly at the projects of the Company and its Affiliates who may or may not participate in the Company’s stock option plan or to defer other forms of incentive compensation awarded to executives of the Company;

(b)	promote a proprietary interest in the Company and its Affiliates among such Eligible Persons; and

(c)	stimulate the active interest of such Eligible Persons in the development and financial success of the Company and its Affiliates.

1.1.2	In this Plan, the following terms have the following meanings:

(a)

“Affiliate” means (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Board;

(b)

“Applicable Law” includes, without limitation, all applicable securities, corporate, tax and other laws, rules, regulations, instruments, notices, blanket orders, decision documents, statements, circulars, procedures and policies including, without limitation, the policies and by-laws of the TSX;

(c)	“Applicable Withholding Taxes” has the meaning attributed to that term in Section 10.4.1;

(d)	“Award” means any Restricted Share Units or Performance Share Units granted under this Plan;

(e)	“Award Agreement” means the agreement in writing evidencing the terms and conditions under which an Award has been granted under this Plan;

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(f)

“Beneficiary” means, subject to Applicable Law, any person designated by a Participant to receive any amount payable under the Plan in the event of a Participant’s death or, failing designation, the Participant’s estate;

(g)	“Board” means the board of directors of the Company;

(h)

“Blackout Period” means the period during which the relevant Participant is prohibited from trading in any securities of the Company due to trading restrictions imposed by the Company in accordance with its trading policies;

(i)

“Cause” means in respect of a Participant, unless otherwise defined in a Participant’s Award Agreement or employment or consulting agreement, in which case such definition shall apply, (i) any act or omission that constitutes a “Serious Reason” or “cause” for termination within the meaning of Article 2094 of the Civil Code of Québec (as amended from time to time) and applicable jurisprudence in respect of Participants in Québec or (ii) “cause” within the meaning of the common law in respect of Participants outside of Québec;

(j)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder;

(k)	“Common Share” means a common share without par value in the capital stock of the Company as the same are presently constituted;

(l)	“Company” means Americas Gold and Silver Corporation and its successor corporations;

(m)	“Committee” means the Corporate Governance and Compensation Committee of the Company;

(n)

“Consultant” means an individual (including an individual whose services are contracted through a personal holding corporation) with whom the Company or any of its Subsidiaries has a contract for services who is approved for participation in the Plan by the Board and for whom there exists an exemption from applicable prospectus requirements permitting the granting of an Award;

(o)	“Date of Grant” means the date an Award is granted to a Participant under the Plan, as evidenced by an Award Agreement between the Company and the Participant;

(p)	“Director” means a member of the Board;

(q)	“Disability” means a Participant’s long-term disability, as determined by the Board;

(r)

“Exchange” means the Toronto Stock Exchange or the NYSE American LLC, as applicable, or if the Common Shares are not listed on the Toronto Stock Exchange or the NYSE American LLC, such other stock exchange on which the Common Shares are listed, or if the Common Shares are not listed on any stock exchange, then on the over-the-counter market;

(s)	“Eligible Person” means, subject to all applicable laws, any Director, officer, employee (whether part-time or full-time), or Consultant of the Company or any of its Subsidiaries;

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(t)

“Fair Market Value” means, with respect to a Common Share on any date, the weighted average price of the Common Shares on the TSX for the five days on which Common Shares were traded immediately preceding that date; provided that if the Common Shares are not listed for trading on a stock exchange on such date, the Fair Market Value shall be the price per Common Share as the Board, acting in good faith, may determine; provided, further, that the Board may designate in any Award Agreement that Fair Market Value is to be determined using either Canadian currency or U.S. currency;

(u)

“Final Vesting Date” means, with respect to an Award granted to a Participant, December 31 of the calendar year which is three (3) years after the calendar year in which the service was performed in respect of which the particular Award was made;

(v)	“Insider Participation Limited” has the meaning attributed to that term in Section 8.1.2;

(w)	“Original Share Units” has the meaning attributed to that term in Section 5.1.1;

(x)	“Participant” means an Eligible Person to whom an Award has been granted;

(y)	“Performance Goals” means the goals established by the Board (based on one or more Performance Measures) as part of the terms of an Award;

(z)

“Performance Measures” means the measures (other than the mere continuation of employment or passage of time) established by the Board to determine the Performance Goals to be achieved in respect of an Award, which may include, inter alia, measures related to financial or operational matters at the Company, a Subsidiary of the Company, or the Company and one or more of its Subsidiaries, shareholder returns and individual performance criteria;

(aa)	“Performance Period” means the period established by the Board for which the achievement of Performance Goals is assessed or determined;

(bb)

“Performance Share Unit” or “PSU” means a bookkeeping entry on the books of the Company whereby a notional unit equivalent in value to one Common Share, and designated as a Performance Share Unit, is credited to a Participant’s Performance Share Unit Account in accordance with the terms set forth in the Plan;

(cc)	“Performance Share Unit Account” has the meaning set forth in Section 4.1.1;

(dd)	“Performance Vesting Conditions” means any Performance Goals established by the Board as conditions to the vesting of Awards;

(ee)	“Plan” means this Share Unit Plan, as the same may be amended from time to time;

(ff)	“Performance Share Unit Account” has the meaning attributed to that term in Section 4.1.1;

(gg)	“Redemption Date” means the Final Vesting Date as applicable to an Award granted under this Plan;

(hh)	“Restricted Share Unit Account” has the meaning set forth in Section 3.1.1;

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(ii)

“Restricted Share Unit” or “RSU” means a bookkeeping entry on the books of the Company whereby a notional unit equivalent in value to one Common Share, and designated as a Restricted Share Unit, is credited to a Participant’s Restricted Share Unit Account in accordance with the terms set forth in the Plan;

(jj)	“Restricted Share Unit Account” has the meaning set forth in Section 3.1.1;

(kk)

“Vesting Date” means, with respect to a Restricted Share Unit or Performance Share Unit granted to a Participant, the date a Restricted Share Unit becomes a Vested Restricted Share Unit or a Performance Share Unit becomes a Vested Performance Share Unit, as applicable, in accordance with the Plan and the applicable Award Agreement;

(ll)	“Section 409A” means section 409A of the Code;

(mm)	“Share Unit” means a RSU or PSU granted under this Plan;

(nn)	“Subsidiary” means an issuer that is controlled by another issuer, within the meaning of subsections 1(3) and 1(4) of the Securities Act (Ontario);

(oo)	“Tax Act” means the Income Tax Act (Canada), as amended;

(pp)

“Termination Date” means (i) in the case of a Participant (other than a Consultant), the last day on which the Participant actively renders services to the Company or any of its Subsidiaries, including by reason of death or Disability, excluding any period of contractual or reasonable notice of termination of employment or any period of salary or benefits continuance or deemed employment, except as otherwise expressly required by applicable employment or labour standards legislation, but, for greater certainty, a Participant’s absence from active work during a period of vacation, temporary illness, authorized leave of absence, maternity or parental leave or leave on account of Disability shall not be considered to result in a Termination Date, and (ii) in the case of a Consultant who is a Participant, the effective date of termination of the agreement governing its services as a consultant;

(qq)

“TSX” means the Toronto Stock Exchange or, if the Common Shares are not then listed and posted for trading on the Toronto Stock Exchange, on such stock exchange in Canada on which such Common Shares are listed and posted for trading as may be selected for such purpose by the Board;

(rr)	“US Taxpayer” means a Participant whose compensation from the Company is subject to Section 409A;

(ss)	“Vested Performance Share Unit” or “Vested PSU” has the meaning attributed to that term in Section 4.3.3; and

(tt)	“Vested Restricted Share Unit” or “Vested RSU” has the meaning attributed to that term in Section 3.2.3.

In this Plan, unless the context requires otherwise, words importing the singular number may be construed to extend to and include the plural number, and words importing the plural number may be construed to extend to and include the singular number.

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2.	GRANT OF AWARDS

	2.1	Grant of Awards

2.1.1

Subject to the terms of the Plan, the Board may make grants of Awards to Eligible Persons who are, in the opinion of the Board, in a position to contribute to the success of the Company or any of its Affiliates or who, by virtue of their service to the Company or any predecessors thereof or to any of its Affiliates, are in the opinion of the Board, worthy of special recognition, or as a means of cash conservation by granting such Eligible Persons Awards in lieu of incentive cash compensation. Except as may be otherwise set out in this Plan, the granting of an Award is entirely discretionary. Nothing in this Plan shall be deemed to give any person any right to participate in this Plan or to be granted an Award and the designation of any Award in any year or at any time shall not require the designation of such person to receive an Award in any other year or at any other time. The Committee and/or the Board shall consider such factors as it deems pertinent in selecting participants and in determining the amounts and terms of their respective Awards.

2.1.2

All grants of Awards under this Plan will be evidenced by Award Agreements. Any one executive officer of the Company is authorized and empowered to execute and deliver, for and on behalf of the Company, an Award Agreement to each Participant.

	2.2	Forfeited RSUs and PSUs

2.2.1

Unless otherwise approved by the Board and provided for in the applicable Award Agreement, no Participant shall have any entitlement to receive any payment in respect of any RSUs or PSUs, as applicable, which have been forfeited under this Plan, by way of damages, payment in lieu or otherwise.

3.	RESTRICTED SHARE UNITS

	3.1	Restricted Share Unit Grants and Accounts

3.1.1

An account, to be known as a “Restricted Share Unit Account”, shall be maintained by the Company for each Participant who has been granted Restricted Share Units by way of a bookkeeping entry in the books of the Company. On each Date of Grant, the Restricted Share Unit Account will be credited with the Restricted Share Units granted to a Participant on that date. The Restricted Share Units credited to the Participant’s Restricted Share Unit Account will be cancelled as of the applicable Redemption Date.

3.1.2

The establishment of the Plan in respect of Restricted Share Units shall be an unfunded obligation of the Company. Neither the establishment of the Plan in respect of Restricted Share Units nor the grant of any Restricted Share Units shall be deemed to create a trust. Amounts payable to any Participant under the Plan in respect of Restricted Share Units shall be a general, unsecured obligation of the Company. The right of the Participant or Beneficiary to receive payment pursuant to the Plan in respect of Restricted Share Units shall be no greater than the right of other unsecured creditors of the Company.

	3.2	Vesting and Forfeiture

3.2.1

Subject to Section 3.2.2 and unless otherwise approved by the Board and provided for in the applicable Award Agreement, a Restricted Share Unit granted under this Plan shall vest on the third anniversary of the Date of Grant provided; however, that all Restricted Share Units granted under a particular Award carrying a different vesting schedule shall vest on or before the Final Vesting Date for such Restricted Share Units. It being understood the value of both Vested RSUs and unvested RSUs shall fluctuate with the value of the underlying Common Shares, nothing in this Plan shall be construed to give any Participant any right to a guaranteed minimum value of a particular RSU, whether at the time of grant, vesting, payment or any other time.

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3.2.2

If any Blackout Period, would apply at any particular time to prevent payment in respect of a Restricted Share Unit pursuant to Section 3.3.1 to be made on or before the Final Vesting Date for such Restricted Share Unit, then the Vesting Date for such Restricted Share Unit will be accelerated by the Board by up to ten (10) business days after the lifting of the relevant Blackout Period provided such payment is made on or before the Final Vesting Date for such Restricted Share Unit.

3.2.3

All Restricted Share Units recorded in a Participant’s Restricted Share Unit Account which have vested in accordance with this Plan or as provided for in the applicable respective Award Agreement and are not forfeited hereunder by the Participant are referred to herein as “Vested Restricted Share Units” or “Vested RSUs”.

3.2.4

For greater certainty, no Participant nor any Beneficiary or other person claiming through a Participant shall be entitled to any benefit hereunder in respect of any Restricted Share Units that are not Vested Restricted Share Units and each Participant expressly waives any claims to damages in respect thereof whether related or attributable to any contractual or common law entitlement or otherwise.

3.3	Payment of Benefits in Respect of Restricted Share Units

3.3.1

Unless otherwise approved by the Board and provided for in the applicable Award Agreement, payment in redemption of an Award of a Restricted Share Unit granted to a Participant shall become payable on each Vesting Date for such Restricted Share Unit and redeemed in accordance with Section 3.3.2; provided, however that all payments under a particular Award shall be made on or before the Redemption Date for such Restricted Share Unit.

3.3.2	Subject to the provisions of this Article 3, on the Redemption Date with respect to a Participant, the Company shall, in satisfaction of its obligations hereunder and in its sole discretion, either:

(a)

pay to the Participant, or Participant’s Beneficiaries, on the Redemption Date a lump sum cash payment, net of any Applicable Withholding Taxes, equal to the number of Vested RSUs credited to his or her Restricted Share Unit Account as of the Redemption Date multiplied by the Fair Market Value of one Common Share on the Redemption Date; or

(b)

subject to Section 3.3.3 herein, deliver to the Participant, or to the Participant’s Beneficiaries, on the Redemption Date that number of Common Shares equal to the whole number of Vested RSUs credited to his or her Restricted Share Unit Account as of the Redemption Date, plus a cash settlement of any fraction of a Vested RSU, provided that the Company shall be entitled to sell a portion of the Common Shares to fund payment of any Applicable Withholding Taxes.

The Participant shall have no further entitlement under the Plan upon receipt of the lump sum cash payment referred to in Section 3.3.2(a) or Common Shares (and, where applicable, cash in lieu of fractional Common Shares) under Section 3.3.2(b).

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	3.3.3	Settlement of RSUs with Common Shares:

(a)

In order to satisfy its settlement obligation where the Company has, subject to TSX approval, elected to deliver Common Shares on a Redemption Date, the Company, at the discretion of the Board may elect to obtain Common Shares in respect of a Participant’s entitlement through the facilities of the TSX in accordance with the by-laws, regulations and policies of the TSX and Applicable Law or issue such Common Shares from treasury.

	(b)	Any entitlement to fractional Common Shares shall be paid in cash based on the Fair Market Value of one Common Share on the Redemption Date, less any Applicable Withholding Taxes.

	(c)	If the Company elects to deliver Common Shares on a Redemption Date, the Company shall pay all fees and commissions arising in connection with the purchase of such Common Shares by the Company.

3.3.4

If a payment in respect of a Restricted Share Unit granted to a Participant shall become payable to any US Taxpayer, the payment in redemption of such Award shall be made no later than two and a half months after the end of the Participant’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture, such that all payments are exempt from application of Section 409A.

4.	PERFORMANCE SHARE UNITS

	4.1	Performance Share Unit Grants and Accounts

4.1.1

An account, to be known as a “Performance Share Unit Account”, shall be maintained by the Company for each Participant who has been granted Performance Share Units by way of a bookkeeping entry in the books of the Company. On each Date of Grant, the Performance Share Unit Account will be credited with the Performance Share Units granted to a Participant on that date. The Performance Share Units credited to the Participant’s Performance Share Unit Account will be cancelled as of the applicable Redemption Date.

4.1.2

The establishment of the Plan in respect of Performance Share Units shall be an unfunded obligation of the Company. Neither the establishment of the Plan in respect of Performance Share Units nor the grant of any Performance Share Units shall be deemed to create a trust. Amounts payable to any Participant under the Plan in respect of Performance Share Units shall be a general, unsecured obligation of the Company. The right of the Participant or Beneficiary to receive payment pursuant to the Plan in respect of Performance Share Units granted to such Participant shall be no greater than the right of other unsecured creditors of the Company.

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4.2	Performance Period

4.2.1

Subject to Section 4.3, the Board will determine the Performance Period applicable to an Award of Performance Share Units, but it may not be more than three years after the Date of Grant unless specified otherwise in the applicable Award Agreement.

4.3	Vesting

4.3.1

Performance Share Units will vest on the achievement of the applicable Performance Vesting Conditions at the end of the applicable Performance Period unless specified otherwise in the applicable Award Agreement, provided that the Participant’s Termination Date has not occurred prior to the Vesting Date.

4.3.2

If any Blackout Period, would apply at any particular time to prevent payment in respect of a Performance Share Unit pursuant to Section 4.4.1 to be made on or before the Final Vesting Date for such Performance Share Unit, then the Vesting Date for such Performance Share Unit will be accelerated by the Board by up to ten (10) business days after the lifting of the relevant Blackout Period provided such payment is made on or before the Final Vesting Date for such Performance Share Unit.

4.3.3

All Performance Share Units recorded in a Participant’s Performance Share Unit Account which have vested in accordance with this Plan or as provided for in the applicable respective Award Agreement and are not forfeited hereunder by the Participant are referred to herein as “Vested Performance Share Units” or “Vested PSUs”.

4.3.4

For greater certainty, no Participant nor any Beneficiary or other person claiming through a Participant shall be entitled to any benefit hereunder in respect of any Performance Share Units that are not Vested Performance Share Units and each Participant expressly waives any claims to damages in respect thereof whether related or attributable to any contractual or common law entitlement or otherwise.

4.4	Payment of Benefits in Respect of Performance Share Units

4.4.1

Unless otherwise approved by the Board and provided for in the applicable Award Agreement, payment in redemption of an Award of a Performance Share Unit granted to a Participant shall become payable on each Vesting Date for such Performance Share Unit and redeemed in accordance with Section 4.4.2; provided, however that all payments under a particular Award shall be made on or before the Redemption Date for such Performance Share Unit.

4.4.2	Subject to the provisions of this Article 4, on the Redemption Date with respect to a Participant, the Company shall, in satisfaction of its obligations hereunder and in its sole discretion, either:

(a)

pay to the Participant, or Participant’s Beneficiaries, on the Redemption Date a lump sum cash payment, net of any Applicable Withholding Taxes, equal to the number of Vested PSUs credited to his or her Performance Share Unit Account as of the Redemption Date multiplied by the Fair Market Value of one Common Share on the Redemption Date; or

(b)

subject to Section 4.4.3 herein, deliver to the Participant, or to the Participant’s Beneficiaries, on the Redemption Date that number of Common Shares equal to the whole number of Vested PSUs credited to his or her Performance Share Unit Account as of the Redemption Date, plus a cash settlement of any fraction of a Vested PSU, provided that the Company shall be entitled to sell a portion of the Common Shares to fund payment of any Applicable Withholding Taxes.

The Participant shall have no further entitlement under the Plan upon receipt of the lump sum cash payment referred to in Section 4.4.2(a) or Common Shares (and, where applicable, cash in lieu of fractional Common Shares) under Section 4.4.2(b).

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	4.4.3	Settlement of PSUs with Common Shares:

(a)

In order to satisfy its settlement obligation where the Company has, subject to TSX approval, elected to deliver Common Shares on a Redemption Date, the Company, at the discretion of the Board may elect to obtain Common Shares in respect of a Participant’s entitlement through the facilities of the TSX in accordance with the by-laws, regulations and policies of the TSX and Applicable Law or issue such Common Shares from treasury.

	(b)	Any entitlement to fractional Common Shares shall be paid in cash based on the Fair Market Value of one Common Share on the Redemption Date, less any Applicable Withholding Taxes.

	(c)	If the Company elects to deliver Common Shares on a Redemption Date, the Company shall pay all fees and commissions arising in connection with the purchase of such Common Shares by the Company.

4.4.4

If a payment in respect of a Performance Share Unit granted to a Participant shall become payable to any US Taxpayer, the payment in redemption of such Award shall be made no later than two and a half months after the end of the Participant’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture, such that all payments are exempt from application of Section 409A.

5.	DIVIDENDS PAID ON SHARES

	5.1	Cash Dividends

5.1.1

Subject to Section 5.2.1, in the event the Company pays a dividend on the Common Shares subsequent to the granting of an Award, the number of Restricted Share Units or Performance Share Units, as applicable, relating to such Award (the “Original Share Units”) shall be increased by an amount equal to:

(a)

the product of: (i) the aggregate number of Original Share Units held by the Participant on the record date for such dividend; and (ii) the per Common Share amount of such dividend (or, in the case of any dividend payable in property other than cash, the per Common Share Fair Market Value of such property as determined by the Board); divided by

	(b)	the Fair Market Value of a Common Share calculated as of the date on which the dividend is declared.

	5.2	Dividends In Kind

5.2.1

In the event that the Company pays a dividend on the Common Shares in additional Common Shares, the number of Original Share Units shall be increased by a number equal to the product of: (a) the aggregate number of Original Share Units held by the Participant on the record date of such dividend; and (b) the number of Common Shares (including any fraction thereof) payable as a dividend on one Common Share.

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6.	TERMINATION OF EMPLOYMENTOR ENGAGEMENT

	6.1.1	Termination Other Than for Cause

(a)

Except as otherwise determined by the Board or unless otherwise specified in the Award Agreement, the employment agreement of the applicable Participant or as may otherwise be required to satisfy the minimum requirements of applicable employment or labour standards legislation, if a Participant’s Termination Date occurs for any reason whatsoever other than a termination for Cause:

(i)

all Restricted Share Units previously credited to such Participant’s Restricted Share Unit Account which are Vested Restricted Share Units on the Participant’s Termination Date and all Performance Share Units previously credited to such Participant’s Performance Share Unit Account which are Vested Performance Share Units on the Participant’s Termination Date shall remain outstanding and be settled in accordance with the terms and conditions of the Plan; and

(ii)

all Restricted Share Units previously credited to such Participant’s Restricted Share Unit Account which are not Vested Restricted Share Units and all Performance Share Units previously credited to such Participant’s Performance Share Unit Account which are not Vested Performance Share Units on such Participant’s Termination Date shall, in each case, automatically be terminated and forfeited as of such Termination Date and the Participant waives any claim to damages in respect thereof whether related or attributable to any contractual or common law termination entitlement or otherwise.

6.1.2	Termination For Cause

(a)

Except as otherwise determined by the Board or unless otherwise specified in the Award Agreement, the employment agreement of the applicable Participant or as may otherwise be required to satisfy the minimum requirements of applicable employment or labour standards legislation, if a Participant’s Termination Date occurs because of the Participant’s termination for Cause (as determined by the Board), all Restricted Share Units previously credited to such Participant’s Restricted Share Unit Account, that are not Vested Restricted Share Units, and all Performance Share Units previously credited to such Participant’s Performance Share Unit Account, that are not Vested Performance Share Units, shall, in each case, automatically be terminated and forfeited as of such Termination Date and the Participant waives any claim to damages in respect thereof whether related or attributable to any contractual or common law termination entitlement or otherwise.

6.1.3	No Eligibility for Additional Awards

(a)

Except as otherwise determined by the Board or unless otherwise specified in the Award Agreement, the employment agreement of the applicable Participant or as may otherwise be required to satisfy the minimum requirements of applicable employment or labour standards legislation, the Participant’s eligibility to receive further grants of Awards under this Plan in the event of the Participant’s Termination Date ceases as of the Termination Date and the Participant waives any claim to damages in respect thereof whether related or attributable to any contractual, common law or civil law termination entitlement or otherwise.

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7.	CLAWBACK

	7.1	Clawback

7.1.1

Notwithstanding anything in this Plan to the contrary, all RSUs granted under this Plan, and any Common Shares issued or payments made under this Plan in respect of any RSUs shall be subject to clawback or recoupment as permitted or mandated by Applicable Law, rules, regulations or any Company policy as enacted, adopted or modified from time to time.

8.	COMMON SHARES SUBJECT TO THIS PLAN

	8.1	Maximum Number of Common Shares and Limitations.

8.1.1

The number of Common Shares issuable under the Plan combined with the number of Common Shares issuable under all full-value security-based compensation arrangements of the Company and all security-based compensation arrangements of the Company, shall not exceed 5% and 10%, respectively, of the issued and outstanding Common Shares as at the date of such Award.

8.1.2

Notwithstanding anything else contained herein, the number of Common Shares of the Company which are (a) issuable at any time, and (b) issued within any one year period, to insiders (as such term is defined in Part 1 of the TSX Company Manual) of the Company pursuant to the terms of the Plan and under any other security-based compensation arrangement, shall not exceed 10% of the Company’s total issued and outstanding Common Shares (subject to the aforesaid 5% sub-limit applicable under all full-value security-based compensation arrangements of the Company) (the “Insider Participation Limit”).

9.	ADJUSTMENTS AND MERGER AND ACQUISITION TRANSACTIONS

	9.1	Adjustments

9.1.1

Appropriate adjustments to this Plan and to Awards shall be made, and shall be conclusively determined, by the Board to give effect to adjustments in the number of Common Shares resulting from subdivisions, consolidations, reorganizations or reclassifications of the Common Shares, the payment of stock dividends by the Company (other than dividends in the ordinary course) or other changes in the capital of the Company. Any dispute that arises at any time with respect to any such adjustment will be conclusively determined by the Board, and any such determination will be binding on the Company, the Participant and all other affected parties.

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9.1.2

The grant of any Awards under this Plan will in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, amalgamate, reorganize, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets or engage in any like transaction. For avoidance of doubt, in the event of any reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities of the Company or any other similar corporate transaction or event involving the Company (or the Company shall enter into a written agreement to undergo such a transaction or event), the Committee or the Board may, in its sole discretion, provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs):

(a)

either (i) termination of any such Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event, the Committee or the Board determines in good faith that no amount would have been attained upon the realization of the Participant’s rights, then such Award may be terminated by the Company without any payment) or (ii) the replacement of such Award with other rights or property selected by the Committee or the Board, in its sole discretion; or

(b)

that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.

9.1.3

No adjustment provided for in this Article 9 will require the Company to issue a fractional share in respect of any or other Awards and the adjustment with respect to each Award will be limited accordingly.

10.	ADMINISTRATION

	10.1	Administration

	10.1.1	The Plan will be administered by the Board.

(a)

Subject to the limitations of the Plan and any required approval(s) of the Exchange, the Board has the sole and absolute discretion and authority to administer and interpret this Plan, the Award Agreements and the Awards, including:

(i)	to determine the Eligible Persons to whom Awards may be granted;

(ii)

to grant Awards and determine their terms, including (i) the number of Awards to be granted, (ii) the timing of grants, including the Date of Grant, (iii) the Performance Goals, Performance Measures, Performance Periods and Performance Vesting Conditions, (iv) restrictions on transfer, (v) any other vesting schedule, terms, limitations, restrictions and conditions applicable to Awards, (vi) the form of any Award Agreement (not inconsistent with this Plan) to evidence an Award;

(iii)

to waive or amend any terms of any Awards, including accelerating the vesting of any Awards, changing the Performance Vesting Conditions or, subject to the approval of the Exchange where required, substituting other property on the payment or settlement of any Awards;

(iv)	to establish, amend and rescind any regulations, rules or guidelines relating to this Plan; and

(v)	to make any other determinations, settle any disputes or take any other action necessary or desirable for the administration of this Plan or any Award Agreement or Award,

all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan.

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(b)

The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Board deems necessary or desirable to carry it into effect. Any decision of the Board in the interpretation and administration of the Plan shall lie within its absolute discretion and shall be final, conclusive and binding on all parties concerned. No individual shall be liable for anything done or omitted to be done by such individual or any other individual, in connection with the performance of any duties under the Plan, except those which arise from such individual’s own willful misconduct or as expressly provided by statute.

(c)

The determination by the Board of any question which may arise as to the interpretation or implementation of the Plan or any of the Awards granted hereunder shall be final and binding on all Participants and other persons claiming or deriving rights through any of them.

10.1.2

The Board may delegate to (i) one or more officers or Directors of the Company or (ii) the Committee, subject to such terms, conditions and limitations as the Board may establish in its sole discretion, the authority to grant Awards; provided, however, that the Board shall not delegate such authority in such a manner as would contravene the mandatory requirements of the Exchange or any applicable limitations under Applicable Law.

10.1.3	All costs and expenses of administering the Plan will be paid by the Company.

10.2	Amendments

10.2.1

This Plan may be amended at any time by the Board in its sole discretion, subject to applicable regulatory approval, (including, approval of the TSX), and the terms of this Plan; provided that, no such amendment shall, unless required by law, adversely affect the rights of any Participant with respect to an Award previously granted to the affected Participant, without the consent of the Participant, and any amendment shall be such that this Plan continuously meets the conditions and requirements of Applicable Law.

10.2.2	Without limiting the generality of the foregoing, the Board may make the following amendments to the Plan, without obtaining shareholder approval:

(a)	amendments to the vesting provisions of the Plan and any Award Agreement;

(b)

amendments to the terms and conditions of the Plan necessary to ensure that the Plan complies with the Applicable Laws, regulations, rules, orders of governmental or regulatory authorities or the requirements of the TSX in place from time to time;

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(c)	amendments to the provisions of the Plan respecting administration of the Plan;

(d)	amendments to the provisions of the Plan respecting the terms and conditions on which Awards may be made pursuant to the Plan;

(e)	amendments to the Plan that are of a “housekeeping” nature; and

(f)	any other amendments, fundamental or otherwise, not requiring shareholder approval under Section 10.2.3, Applicable Laws or applicable policies of the TSX.

10.2.3	Without limiting the generality of the foregoing, the Board may not, without the approval of the Company’s shareholders, make the following amendments to the Plan:

	(a)	an increase to the Plan maximum or the number of Common Shares issuable under the Plan;

	(b)	any amendment to the amendment provisions in Sections 10.2.2 and 10.2.3 of the Plan;

	(c)	extension of the termination or expiry of an Award;

	(d)	the removal or increase of Insider Participation Limits;

	(e)	any change that would materially modify the eligibility requirements for participation in this Plan; and

	(f)	any amendment that permits the assignment or transfer of an Award (or a portion thereof) other than for normal estate planning purposes.

10.3	Termination

10.3.1

The Board may, in its sole discretion and without the consent of any Participant, terminate the Plan at any time by giving written notice thereof to each Participant. Following termination of the Plan, additional Share Units shall not be credited to the Performance Share Unit Accounts and Restricted Share Unit Accounts of Participants except pursuant to Article 3 or Article 4, as applicable, hereof. Notwithstanding the termination of the Plan, all amounts distributable under the Plan shall be paid to the persons entitled thereto on the date on which such distributions would have been made had the Plan not been terminated.

10.4	Applicable Withholding Taxes

10.4.1

Prior to the delivery of any Common Shares or cash under this Plan, the Company shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company, an amount sufficient to satisfy any federal, provincial, local and foreign taxes, pension plan contributions, employment insurance premiums and any other required deductions (collectively referred to herein as “Applicable Withholding Taxes”) that the Company determines is required to be withheld to comply with applicable laws. The Company shall make any withholdings or deductions in respect of Applicable Withholding Taxes as required by law or the interpretation or administration thereof. The Company shall be entitled to make arrangements to sell a sufficient number of Common Shares to be issued pursuant to the Plan to fund the payment and remittance of Applicable Withholding Taxes that are required to be deducted or withheld and any associated costs (including fees).

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10.5	Currency

10.5.1	All payments and benefits under the Plan shall be determined and paid in the lawful currency of Canada.

10.6	Beneficiaries and Claims for Benefits

10.6.1

Subject to the requirements of Applicable Law, a Participant shall designate in writing a Beneficiary to receive any benefits that are payable under the Plan upon the death of such Participant. The Participant may, subject to Applicable Law, change such designation from time to time. Such designation or change shall be in such form and executed and filed in such manner as the Committee or the Board may from time to time determine.

10.7	General

10.7.1

Nothing contained in the Plan shall prevent the Company or any of its Affiliates from adopting or continuing in effect other compensation arrangements (subject to shareholder approval if such approval is required by TSX) and such arrangements may be either generally applicable or applicable only in specific cases.

10.7.2

The validity, construction and effect of the Plan, the grants of Awards, any rules and regulations relating to the Plan and Award Agreement, and all determinations made and actions taken pursuant to the Plan, shall be governed by and determined in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

10.7.3

If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person, or Share Unit and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

10.7.4

Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any of its Affiliates and a Participant or any other person.

10.7.5

Headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

10.7.6

The Plan shall enure to the benefit of and be binding upon the Company and its successors and assigns. The interest of any Participant under the Plan in any RSU shall not be transferable or alienable by the Participant either by pledge, assignment or in any other manner whatever, otherwise than by testamentary disposition or in accordance with the laws governing the devolution of property in the event of death; and after the Participant’s lifetime shall enure to the benefit of and be binding upon the Participant’s Beneficiary.

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10.7.7

Nothing herein or otherwise shall be construed so as to confer on any Participant any rights as a shareholder of the Company with respect to any Common Shares reserved for the purpose of any Award, including for greater certainty, no Award shall confer any entitlement as to dividends or voting rights on a Participant until the date of purchase or issuance of such Common Shares, as determined by the Board, for the account of such Participant as specifically provided herein.

10.7.8

Nothing contained in this Plan or any Award shall confer upon any Participant any right with respect to continuance as a Director, Consultant, or officer or employee of the Company or its Subsidiaries, or interfere in any way with the right of the Company or its Subsidiaries to terminate the Participant’s employment or engagement at any time.

10.7.9

Nothing contained in this Plan or any Award shall confer on any Participant who is not a Director, Consultant, or officer or employee of the Company or its Subsidiaries any right to continue providing ongoing services to the Company or its Subsidiaries or affect in any way the right of the Company or its Subsidiaries to determine to terminate his, her or its contract at any time.

10.7.10

Neither designation as a Participant nor the grant of any Award to any Participant entitles any Participant to any additional grant of any Award under the Plan. Neither the Plan nor any action taken hereunder shall interfere with the right of the Company to terminate a Participant’s employment, if applicable, at any time. Neither any period of notice, if any, nor any payment in lieu thereof, upon termination of employment shall be considered as extending the period of employment for the purposes of the Plan.

10.7.11

The amount of any compensation received by a Participant as a result of the settlement of any Award will not constitute compensation with respect to which any other employee benefits of that Participant are determined, including benefits under any bonus, pension, profit-sharing, insurance or salary continuation plan, unless otherwise determined by the Board or specified in the other plan.

10.7.12

The invalidity or unenforceability of any provision of this Plan will not affect the validity or enforceability of any other provision and any invalid or unenforceable provision will be severed from this Plan.

* * *

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